Exhibit 99.1

Crown Holdings Announces Completion of $2.4 Billion Refinancing

PHILADELPHIA, Nov. 18 /PRNewswire-FirstCall/ — Crown Holdings, Inc. (NYSE: CCK) announced today that it has completed its previously announced refinancing plan. The refinancing consisted of the sale of $500 million of 7.625% senior notes due 2013; $600 million of 7.75% senior notes due 2015; an $800 million first priority revolving credit facility due in 2011; and a first priority term loan facility due in 2012 comprised of $165 million and euro 286 million term loans. The revolving credit and term loan facilities are subject to a pricing grid and have an initial pricing of 1.5% above Libor or Euribor, respectively. The proceeds from the refinancing plan were used to refinance the Company’s prior revolving credit facility and approximately $2.11 billion of the Company’s existing $2.15 billion of second and third priority senior secured notes as well as to pay premiums, fees and expenses associated with the refinancing.

John W. Conway, Chief Executive Officer of Crown, commented, “We are very pleased with the refinancing and the confidence shown by our investors and the rating agencies with their recent upgrades. This refinancing reduces interest expense, improves cash flow and liquidity and extends the maturity of our debt. Equally important, it provides the Company a stable capital structure with an appropriate amount of pre-payable debt. We remain committed to growing our businesses and continuing to delever the balance sheet.”

As a result of the refinancing and previously announced sale of its Global Plastic Closures business, and based on current rates, the Company expects consolidated interest expense in 2006 to be approximately $250 million, which includes fee amortization of $5 million. Also, under the currently applicable pension laws, the Company expects consolidated pension plan funding to be approximately $40 million in 2006. Based upon current plans, 2006 capital expenditures are expected to be approximately $200 million of which more than 50% will be incurred in emerging markets.

At the closing, the Company accepted for purchase and made payment for approximately $1,076.3 million aggregate principal amount of the $1,085 million 9.5% Second Priority Senior Secured Notes due 2011 (the “2011 Notes”), euro 266.0 million aggregate principal amount of the euro 285 million 10.25% Second Priority Senior Secured Notes due 2011 (the “Euro Notes”) and $722.0 million aggregate principal amount of the $725 million 10.875% Third Priority Senior Secured Notes due 2013 (the “2013 Notes”, and together with the 2011 Notes and the Euro Notes, the “Notes”) tendered on or before November 17, 2005. As a result of the receipt of the requisite consents in connection with the tender offers and consent solicitations, the Company has entered into supplemental indentures that give effect to the release of collateral and elimination of substantially all of the restrictive covenants from the indentures governing the Notes.

The total consideration paid to holders who tendered their Notes on or before the consent payment deadline of October 31, 2005 was $1,099.97 for each $1,000 principal amount of 2011 Notes, euro 1,138.22 for each euro 1,000 principal amount of Euro Notes and $1,173.66 for each $1,000 principal amount of 2013 Notes, in each case plus accrued and unpaid interest from the last interest payment date to, but not including, today’s early settlement date. Holders who tendered their Notes after the consent payment deadline did not receive a consent payment of $20 per $1,000 principal amount of 2011 and 2013 Notes or euro 20 per euro 1,000 principal amount of Euro Notes. The Company will record a loss on the early extinguishment of debt of $396 million ($396 million net of tax or $2.30 per diluted share) to reflect tender offer premiums paid and the prior unamortized debt issuance fees. The tender offer will remain open for any Notes that remain outstanding until 5:00 p.m., New York City time on November 21, 2005, unless extended.

The senior notes were issued in a private placement and resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of any offer to buy any security in any jurisdiction in which such offer or sale would be unlawful. Additional information regarding the refinancing can be obtained in Company SEC filings.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include, without limitation, the prospective impact of the refinancing; plans to grow the Company’s business and reduce debt; and actual consolidated interest expense, pension plan funding and capital expenditures in 2006. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2004 and in subsequent filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:

Timothy J. Donahue, Senior Vice President - Finance, (215) 698-5088.

Edward Bisno, Bisno Communications, (917) 881-5441